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                                  EXHIBIT 10(o)
                              SEPARATION AGREEMENT
                                   AND RELEASE

     This document is a SEPARATION AGREEMENT AND RELEASE (this "Separation Agreement") and is between FERRO CORPORATION ("Ferro") and M. CRAIG Benson ("Mr. Benson").

     For good and valuable consideration, and intending to be legally bound, Ferro and Mr. Benson hereby agree as follows:

1.   TERMINATION OF EMPLOYMENT

     A.   Ferro has employed Mr. Benson since January 1, 2000.

     B. As of January 1, 2000, Mr. Benson and Ferro signed an employment agreement (the "Employment Agreement") with Ferro, which agreement was amended effective March 15, 2000.

     C. As of July 31, 2001, Ferro and Mr. Benson signed a Change in Control Agreement (the "Change in Control Agreement").

     D. As of March 2, 2002, Mr. Benson and Ferro executed a Confidentiality Agreement ("Confidentiality Agreement").

     E. Mr. Benson currently serves as Ferro's Vice President, Electronic Material Systems.

     F. Ferro and Mr. Benson have mutually decided to end Mr. Benson's employment relationship with Ferro on the terms and conditions set forth in this Separation Agreement.

2.   NORMAL PACKAGE

     A. Under Ferro's standard severance policy, Mr. Benson would have been entitled to receive -

          (1) An amount equal to one week's base pay for each completed year of service plus five additional weeks' pay, or $52,884.59 (i.e., $4,807.69 times 11 weeks),

          (2) Two weeks' pay in lieu of notice, or $9,615.38 (i.e., $4,807.69 times two weeks), and

          (3) Health care (i.e., medical and dental) coverage for the month of separation plus an additional four months, i.e., coverage through June 30, 2006.

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     B.   The payments and benefits Mr. Benson would have been entitled to receive under Ferro's standard severance practice are called the "Normal Package" below.

3.   ENHANCED PACKAGE

     In consideration of the agreements and promises made by Mr. Benson in this Separation Agreement, Ferro is prepared to provide Mr. Benson with, and Mr. Benson hereby elects to receive, the following enhanced separation pay and benefits (the "Enhanced Package") in lieu of the Normal Package on and subject to the terms and conditions of this Separation Agreement:

     A.   CONTINUATION ON PAYROLL

          Mr. Benson will continue on Ferro's payroll at his current salary and with his current employee benefits through February 28, 2006. Mr. Benson's employment with Ferro will terminate at the close of business on that date.

     B.   SEVERANCE PERIOD

          The "Severance Period" will be the period beginning March 1, 2006, and ending the earlier of August 31, 2007, or the date on which Mr. Benson begins employment and receives income from another employer.

     C.   SEVERANCE PAYMENTS

          During the Severance Period, Ferro will pay Mr. Benson as severance Mr. Benson's current base salary of $10,416.67 per pay period.

     D.   SEVERANCE BENEFITS

          During the Severance Period, Ferro will pay the employer's portion of Mr. Benson's premium costs under Ferro's group health (i.e., medical, dental, and vision) plans.

     E.   UNUSED VACATION

          On or before April 10, 2006, Ferro will pay Mr. Benson the amount of $15,000.00 representing 15 days of earned but unused vacation.

     F.   COMPANY AUTOMOBILE

          On or before May 1, 2006, Mr. Benson will be entitled to purchase his company automobile in accordance with normal Ferro policy applicable to corporate officers of Ferro. Mr. Benson will be entitled to the use of such automobile (together with gasoline, normal maintenance, and insurance) until such date.

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     G.   CELLULAR TELEPHONE

          Mr. Benson will be entitled to the continued use of his company cellular telephone until March 1, 2006. Ferro will cooperate with Mr. Benson in transferring his company cellular telephone number to a personal cellular telephone service of Mr. Benson's choosing.

     H.   COMPANY COMPUTER

          Ferro has custody of Mr. Benson's company computer. Ferro will delete from the computer's hard drive any and all Ferro confidential and proprietary information. When Ferro has completed the deletion process, Ferro will return the company computer to Mr. Benson and Mr. Benson will be entitled to retain the company computer at no cost to Mr. Benson. Mr. Benson will not use any information or data remaining on such computer in any manner that is inconsistent with his obligations under numbered paragraph 8 below.

     I.   OUTPLACEMENT

          For a period of one year after the termination of his employment, Ferro will provide Mr. Benson (at Ferro's cost) with the services of an executive outplacement firm selected by Ferro and acceptable to Mr. Benson.

     J.   OTHER BENEFITS

          Except as set forth above, nothing in this Separation Agreement will abrogate or otherwise modify or amend Mr. Benson's rights and benefits under other employee benefit plans. Accordingly, Mr. Benson's rights and benefits under such other employee benefit plans will be governed by the terms and conditions of such plans.

4.   ANNUAL INCENTIVE PLAN

     A. Mr. Benson is a participant in the Ferro annual incentive plan and is eligible for a bonus payment under such plan for the year 2005.

     B. Ferro will determine the amount of Mr. Benson's bonus (if any) in good faith and in the ordinary course. If Mr. Benson is entitled to a bonus payment for 2005, Ferro will pay Mr. Benson the bonus when payments are made to other participants.

     C. Mr. Benson will not be eligible for a bonus payment for the years 2006 or 2007.

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5.   STOCK OPTIONS

     A. Mr. Benson has been awarded the following as-yet-unexercised options under Ferro's 1985 Employee Stock Option Plan and Ferro's 2003 Long-Term Incentive Compensation Plan:

          (1) 5,500 Non-Qualified Options granted February 11, 2000, with an option exercise price of $18.50 per share,

          (2) 5,500 Non-Qualified Options granted February 9, 2001, with an option exercise price of $23.60 per share,

          (3) 2,000 Non-Qualified Options granted February 9, 2001, with an option exercise price of $23.60 per share,

          (4) 10,000 Non-Qualified Options granted February 11, 2002, with an option exercise price of $25.50 per share,

          (5) 7,000 Non-Qualified Options granted February 28, 2003, with an option exercise price of $21.26 per share,

          (6) 20,000 Non-Qualified Options granted February 9, 2004, with an option exercise price of $26.26 per share,

          (7) 12,372 Non-Qualified Options granted February 7, 2005, with an option exercise price of $19.39 per share, and

          (8) 20,628 Incentive Stock Options granted February 7, 2005, with an option exercise price of $19.39 per share.

          Mr. Benson will not be awarded any further options under any Ferro stock option plan.

     B. Subject to any trading blackouts that may from time to time be in effect, Mr. Benson will be entitled to exercise any of the foregoing options that have vested as of the date his employment with Ferro terminates provided Mr. Benson carries out such exercise no later than 90 days after Ferro has filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2005, with the Securities and Exchange Commission. After such 90-day period has ended, however, Mr. Benson will not be entitled to exercise any further Ferro stock options.

6.   PERFORMANCE SHARE AWARDS

     A. Ferro made an award of 5,000 Performance Shares to Mr. Benson in 2003 under Ferro's 1997 Performance Share Plan and Ferro's 2003 Long-Term Incentive Compensation Plan for the performance period January 1, 2003, through December 31, 2005. Ferro will determine

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          the amount (if any) of Mr. Benson's award with respect to such
          Performance Shares in good faith and in the ordinary course. If Mr. Benson is entitled to a distribution of shares or payment in respect of such award, Ferro will make the resulting distribution of shares or payment to Mr. Benson when distributions and payments are made to other participants.

     B. Ferro has also made the following as-yet-unmatured awards of Performance Shares to Mr. Benson under Ferro's 1997 Performance Share Plan and/or Ferro's 2003 Long-Term Incentive Compensation Plan:

          (1) 8,300 Performance Shares for the performance period January 1, 2004, through December 31, 2006, and

          (2) 7,300 Performance Shares for the performance period January 1, 2005, through December 31, 2007.

     C. Ferro will make no further awards to Mr. Benson under the Performance Share Plan and Mr. Benson will be eligible for no further distributions or payments with respect to such as-yet-unmatured Performance Shares.

7.   ACQUISITION PERFORMANCE REWARD PLAN AWARD

     A. In 2001, in connection with the dmc(2) acquisition, Ferro awarded Mr. Benson 3,000 Reward Shares under the Ferro Acquisition Performance Reward Plan.

     B. According to the terms Acquisition Performance Reward Plan, if targeted results were achieved during a four-year performance period, Mr. Benson would receive a cash payment according to a formula set forth in the award.

     C. Ferro will determine the amount (if any) of Mr. Benson's award with respect to such Reward Shares in good faith and in the ordinary course. If Mr. Benson is entitled to a payment in respect of such Reward Shares, then Ferro will make the resulting payment to Mr. Benson when payments are made to other participants.

8.   NON-COMPETITION AND CONFIDENTIALITY

     Mr. Benson will not disclose this Separation Agreement or its terms to anyone other than his spouse or his personal tax advisor, financial advisor, or attorney.

     In addition, in consideration of the Enhanced Package, Mr. Benson promises that:

     A. During the Severance Period and for a period of one year thereafter, Mr. Benson will not, without Ferro's prior written approval, directly or indirectly, engage in, or assist or have an ownership interest in, or act as agent, advisor or consultant of, for, or to any person, firm, partnership, corporation or other entity that is engaged in, the manufacture or sale of products that compete with Ferro's electronic material systems products or any products which are logical extensions, on a manufacturing or technological basis, of such products. (For purposes of this Separation Agreement, companies that compete with Ferro's electronic material systems business will be deemed to be only those businesses listed on Appendix A to this Separation Agreement.)

     B. During the Severance Period and thereafter, Mr. Benson will not disclose to any persons any proprietary or confidential business information concerning Ferro, any of its affiliated companies, obtained or which came to Mr. Benson's attention during the course of his employment with Ferro as set forth in paragraphs 2, 3 and 4 of the Confidentiality Agreement.

     C. During the Severance Period and thereafter, Mr. Benson will not make any statements or disclose any information concerning Ferro, its directors, officers, management, staff, employees, representatives, or agents (collectively, "Ferro and its management") which reasonably could be expected to disparage Ferro or its management, damage the reputation or business prospects of Ferro or its management, or interfere in any way with the business relations Ferro has with its customers (including potential customers), suppliers, alliance partners, employees, investors, or shareholders.

     In addition, Mr. Benson hereby reaffirms the commitments he made to Ferro in paragraphs 1-4 of his Confidentiality Agreement, but otherwise Mr. Benson's Employment Agreement and Confidentiality Agreement will have no further force or effect and are superseded entirely by this Separation Agreement.

9.   WAIVER

     Mr. Benson acknowledges that Ferro is providing the Enhanced Package in lieu of all other benefits to which Mr. Benson is or may be entitled arising out of Mr. Benson's employment and/or termination of employment. Mr. Benson hereby waives any and all rights to any other severance benefits offered to Ferro employees or other right or benefit under any agreement, understanding, or promise, whether written or oral, between Mr. Benson and Ferro.

10.  JOB CLASSIFICATIONS

     There are no other Ferro employees in Mr. Benson's job classification being terminated.

11.  RELEASE

     In consideration of the Enhanced Package, Mr. Benson hereby releases Ferro, as well as all employees, officers, directors, parents, subsidiaries, affiliates, agents, representatives, successors, and assigns of Ferro, from any and all claims, demands, actions, causes of action, suits, damages, losses, costs, attorneys' fees, and or expenses, known or unknown, which Mr. Benson has or may claim to have against any of the foregoing arising from his employment or as a result of his termination of employment with Ferro.

     Mr. Benson covenants to Ferro that Mr. Benson will not assert any such claims, demands, actions, or causes of action.

     Mr. Benson acknowledges that the foregoing release includes (but is not limited to) claims arising under Federal, state, or local law in the United States prohibiting employment discrimination, such as the Age Discrimination in Employment Act of 1967, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Equal Pay Act, 42 U.S.C.
     Section 1981, Section 1981 of the Civil Rights Act of 1866, the Vietnam Era Veterans Readjustment Assistance Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Family and Medical Leave Act, and all claims under any other Federal or state laws, local ordinances or common law and other laws restricting an employer's right to terminate the employment relationship. Mr. Benson further acknowledges that such release includes (but is not limited to) any claims Mr. Benson may have for unemployment compensation or may have under any internal grievance procedure at Ferro.

     The foregoing release will not, however, apply to any claims, demands, actions, or causes of action arising after the effective date of this Separation Agreement that are unrelated to Mr. Benson's termination of employment.

12.  MR. BENSON'S EMPLOYMENT FILE

     As soon as practicable after the effectiveness of this Separation Agreement, Ferro will provide Mr. Benson a copy of the employment file maintained by Ferro in the ordinary course of business; provided, however, that Ferro had made and makes no representation or warranty about the contents of such employment file.

12.  NON-DISPARAGEMENT OF MR. BENSON

     During the Severance Period and thereafter, Ferro will not make any statements or disclose any information concerning Mr. Benson which reasonably could be expected to disparage Mr. Benson or damage his reputation or employment prospects.

13.  VOLUNTARY ELECTION

     Mr. Benson acknowledges that:

     A. The only consideration Mr. Benson has been given for signing this Separation Agreement are the terms stated in this Separation Agreement.

     B. No other promises or agreements have been made to or with Mr. Benson by any person or entity to induce Mr. Benson to sign this Separation Agreement.

     C. Mr. Benson has been given at least 21 days to consider the effect of this Separation Agreement, including the release contained above, before signing this Separation Agreement.

     D. Mr. Benson has been encouraged to discuss this Separation Agreement and any matters related to the termination of his employment (including any rights Mr. Benson may have with respect to a claim of employment discrimination) with a legal advisor of Mr. Benson's own choosing and Mr. Benson has had ample opportunity to do so.

     E. Mr. Benson understands that he may revoke this Separation Agreement in writing during the seven day period beginning the day Mr. Benson signs this Separation Agreement and delivers it to Ferro and that this Separation Agreement will be neither effective nor enforceable until Mr. Benson's seven-day revocation period has expired.

14.  TERMINATION PROCESSING

     Mr. Benson has previously surrendered to Ferro all Ferro property in his possession (other than his company car and cellular telephone as provided above). Immediately after the execution and delivery of this Separation Agreement, Mr. Benson will assist Ferro's human resources department by executing such documentation and completing such other tasks as may be reasonably required for the orderly termination of Mr. Benson's employment.

15.  WITHHOLDING

     All payments under this Separation Agreement will be subject to withholding, deductions and contributions as required by law.

16.  TERMINATION OF CHANGE IN CONTROL AGREEMENT

     The Change in Control Agreement is hereby terminated by mutual agreement of Ferro and Mr. Benson effective the date of this Separation Agreement.

17.  GOVERNING LAW

     This Separation Agreement will be governed by the internal substantive laws of the State of Ohio, the state in which Mr. Benson was employed at the time his employment was terminated.

BY SIGNING THIS SEPARATION AGREEMENT AND RELEASE, MR. BENSON AFFIRMS THAT HE HAS READ THIS SEPARATION AGREEMENT AND RELEASE CAREFULLY, THAT HE KNOWS AND UNDERSTANDS ITS CONTENTS, THAT HE IS SIGNING THIS SEPARATION AGREEMENT AND RELEASE VOLUNTARILY, AND THAT SIGNING THIS SEPARATION AGREEMENT AND RELEASE IS HIS OWN FREE ACT AND DEED.

To evidence their agreement and intention to be bound legally by this document,
M. CRAIG BENSON and FERRO CORPORATION have signed and dated this SEPARATION AGREEMENT AND RELEASE.

M. CRAIG BENSON                         FERRO CORPORATION


/s/ M. Craig Benson                     By: /s/ James F. Kirsch
-------------------------------------       ------------------------------------
                                            James F. Kirsch
                                            President & Chief Executive Officer

Date: March 6, 2006                     Date: March 7, 2006

                                                                      Appendix A
                             Companies That Compete
                                      with
                  Ferro's Electronic Material Systems Business

1.   NCI (also called JCI) - dielectrics

2.   Kyoritsu - dielectrics

3. DuPont Electronic Materials- metal pastes for solar and MLCC; and slurries for CMP

4.   Sumitomo - metal pastes

5.   Shoei - metal pastes and metal powders

6. Heraeus Electronic Materials - metal pastes and electronic packaging materials

7.   Namics - metal pastes

8.   Mitsui - surface finishing materials

9.   Showa Denko - surface finishing materials

10.  Fujimi - surface finishing materials and CMP slurries

11.  Cabot Microelectronics - CMP slurries

12.  Hitachi Electronic Materials - CMP slurries

13.  Rodel - CMP slurries

M. CRAIG BENSON                         FERRO CORPORATION


                                        By:
-------------------------------------       ------------------------------------
                                            James F. Kirsch
                                            President & Chief Executive Officer

Date: March __, 2006                    Date: March __, 2006